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Exhibit 10.3

CREDIT SUISSE FIRST BOSTON INTERNATIONAL
One Cabot Square, London E14 4QJ	Telephone 0207 888 2000 Facsimile 0207 888 4125/3862

January 22, 2003

Cephalon, Inc.
145 Brandywine Parkway
West Chester, PA 19380-4245

Attn: J. Kevin Buchi
Fax: 610-344-7563

Dear Sirs:

        The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the Transaction entered into between Party A and Party B on the Trade Date specified below (the "Transaction") on the terms set out below. This Confirmation constitutes a "Confirmation" as referred to in the Agreement specified below.

        1.     The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. References herein to a "Transaction" shall be deemed to be references to a "Swap Transaction" for the purposes of the 2000 ISDA Definitions.

        This Confirmation supplements, forms part of, and is subject to, the 1992 ISDA Master Agreement dated as of 22 January 2003, as amended and supplemented from time to time (the "Agreement"). All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

        The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the law of the State of New York without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York. For purposes of Section 6 of the Agreement, Second Method and Loss shall apply to this Transaction.

        Party A and Party B each represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

        In this Confirmation, "Party A" means Credit Suisse First Boston International, "Party B" means Cephalon, Inc.

        2.     General terms of the Transaction:

Notional Amount:	$200,000,000, subject to a Conversion Event, Redemption Event, Amendment Event, Repayment Event (as each term is defined below) or any other similar occurrences as determined by the Calculation Agent.
Trade Date:	January 22, 2002
Effective Date:	January 24, 2002

Termination Date:
The earlier of: (i) December 15, 2006, subject to adjustment in accordance with the Following Business Day Convention, and (ii) the Early Termination Date, subject to the Early Termination and Additional Termination Event provisions set forth below
Fixed Amounts:
Fixed Rate Payer:	Party A
Fixed Rate Payer Payment Dates:
Each June 15 and December 15, subject to adjustment in accordance with the Following Business Day Convention, using no Adjustment of Period End Dates; provided, however, that upon a Redemption Event or Conversion Event, Party A's obligation to pay the Fixed Amount in respect of the related Terminated Amount (as defined below) shall terminate.
Fixed Rate:	2.5%
Accrued Fixed Amounts Upon a Redemption or Conversion Event:
In the event of a Redemption Event, Party A shall pay any accrued but unpaid Fixed Amounts in respect of the related Terminated Amount to, but excluding, the date fixed for such redemption pursuant to the terms of the Indenture. In the event a Conversion Event, no Fixed Amounts accrued but unpaid since the most recent Fixed Rate Payer Payment Date in respect of the related Terminated Amount shall be paid upon such Conversion Event.
Fixed Rate Day Count Fraction:	30/360
Floating Amounts:
Floating Rate Payer:	Party B
Floating Rate Payer Payment Dates:
The last Business Day of each March, June, September and December, subject to adjustment in accordance with the Modified Following Business Day Convention, subject to Early Termination; provided, however, that upon a Redemption Event or Conversion Event, Party B's obligation to pay the Floating Amount in respect of the related Terminated Amount shall terminate.
Floating Rate for initial Calculation Period:	1.65%
Floating Rate Option:	USD-LIBOR-BBA

Accrued Floating Amounts Upon a Redemption or Conversion Event:
In the event of a Redemption Event, Party B shall pay any accrued but unpaid Floating Amounts in respect of the related Terminated Amount to, but excluding, the date fixed for such redemption pursuant to the terms of the Indenture. In the event of a Conversion Event, no Floating Amounts accrued but unpaid since the most recent Floating Rate Payer Payment Date in respect of the related Terminated Amount shall be paid upon such Conversion Event.
Designated Maturity:	Three (3) months
Spread:	..29%
Floating Rate Day Count Fraction:	Actual/360
Reset Dates:	The first day of each Calculation Period
Compounding:	Inapplicable
Early Termination:
Early Termination Upon Redemption or Conversion:
If Party B receives notice of a Conversion Event (defined below) with respect to any Reference Bonds or in the event of a Redemption Event (defined below), Party B shall immediately (and no later than one (1) Business Day following receipt of such notice) provide written notice (each a "Termination Notice") to Party A, specifying the details of such event, including the principal amount of Reference Bonds being converted or redeemed.
Notional Adjustment:
If Party A receives a Termination Notice, then a portion of this Transaction shall terminate equal to the Notional Amount multiplied by the Termination Ratio (defined below) (the "Terminated Amount") and the Calculation Agent shall reduce the Notional Amount of this Transaction by the Terminated Amount.
There shall be no payment due to either party hereunder under Section 6 of the Agreement in respect of a Terminated Amount.

Notwithstanding any right of Party B to reissue or resell the Reference Bonds, Party A has no obligation to increase or otherwise take into consideration any such reissued or resold Reference Bonds in respect of the Notional Amount.
Conversion Event:	The conversion of all or a portion of the Reference Bonds into Shares by the Issuer pursuant to the terms of the Indenture.
Redemption Event:	The redemption of all or a portion of the Reference Bonds by the Issuer pursuant to the Indenture

Termination Ratio:
With respect to any Conversion Event or Redemption Event, the ratio of (a) the principal amount of the Reference Bonds converted or redeemed in connection therewith to (b) the total principal amount of Reference Bonds originally issued.
Reference Bonds:
Party B's (also sometimes referred to as the "Issuer's") $600,000,000 aggregate principal amount of 2 1/2% Convertible Subordinated Notes Due December 15, 2006, CUSIP Numbers 156708AD1 and 156708AE9, convertible into 7,407,480 shares of common stock of $0.01 par value common stock of Party B (the "Shares")
Indenture:	The Indenture dated as of December 11, 2001 between the Issuer and State Street Bank and Trust Company, as trustee, as amended or supplemented from time to time
Business Days:	London and New York
Calculation Agent:
Party A, whose determinations and calculations will be binding in the absence of manifest error. The Calculation Agent will have no responsibility for good faith errors or omissions in making any determination as provided herein.

        3.     Additional Termination Events:

          3.1   The parties hereto agree that (a) the occurrence of any of the following shall automatically be an Additional Termination Event with respect to Party B in which Party B is the sole Affected Party and this Transaction is the only Affected Transaction, and (b) notwithstanding anything to the contrary in the Agreement, Party A may designate the date of the occurrence of any of the following events, or any date thereafter, as the Early Termination Date and Party B hereby agrees that upon verbal notice thereof by Party A, such notice shall be deemed effective for purposes of Section 6 of the Agreement

            (a)   an Amendment Event occurs (in which case the entirety of this Transaction shall be subject to termination); or

            (b)   a Repayment Event occurs (in which case this Transaction shall only be subject to termination in respect of the Additional Terminated Amount (defined below)). The Calculation Agent shall reduce the Notional Amount by the Additional Terminated Amount and, for the avoidance of doubt, the terms of this Transaction shall continue to apply to the remaining Notional Amount, if any.

          3.2   As used in this Section 3:

        "Amendment Event" means that the Issuer amends, modifies, supplements or waives any term of the Indenture or the Reference Bonds if such amendment, modification, supplement or waiver has a material effect on this transaction or Party A's ability to hedge all or a portion of this Transaction, with such materiality determination to be made in the sole discretion of the Calculation Agent.

        "Repayment Event" means that (a) any Reference Bonds are repurchased or redeemed (in each case whether in connection with or as a result of a change of control, howsoever defined, or for any other reason) by the Issuer, (b) any Reference Bonds are delivered to the Issuer in exchange for delivery of any property or assets of the Issuer or any of its affiliates (howsoever described), (c) any principal of any of the Reference Bonds is repaid prior to the scheduled maturity date of the Reference Bonds (whether following acceleration of the Reference Bonds or otherwise), or (d) any Reference

Bonds are exchanged by or for the benefit of holders thereof for any other securities of the Issuer or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.

        "Additional Terminated Amount" means the Notional Amount multiplied by the ratio of (a) the principal amount of the Reference Bonds subject to the Repayment Amount to (b) the total principal amount of Reference Bonds originally issued.

        4.     Additional Party B Covenants and Representations:

          4.1   Party B agrees to notify Party A in writing immediately, and in no event later than within one (1) Business Day, of the occurrence of any Conversion Event, Redemption Event, Amendment Event or Repayment Event. Such notice shall include a detailed description of any such Amendment Event, shall identify the nature of any such Repayment Event and the principal amount of the Reference Bonds being paid and contain details of any Conversion Event or Redemption Event.

          4.2.  Party B hereby represents that, on the Trade Date, it has publicly disclosed all material information concerning the Issuer and the Reference Bonds as may be required to allow Party B to purchase or sell Shares or the Reference Bonds in compliance with the applicable federal securities laws and that it has publicly disclosed all material information required to be disclosed by it under applicable federal securities laws.

        5.     Credit Support Documents:

Party A and Party B:	The Credit Support Annex to the Schedule to the Agreement
Independent Amount:	Party A:	None
	Party B:	An amount in U.S. dollars equal to not less than 1.5 percent of the Notional Amount

        6.     Account Details:

Interest Rate Swap Transaction:
Payments to Party A:	To be advised
Payments to Party B:	To be advised

        Credit Suisse First Boston International is regulated by The Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Party B on request.

        Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,
CREDIT SUISSE FIRST BOSTON INTERNATIONAL By its Agent: CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ LISA F. LINDBLOM
Name:	Lisa F. Lindblom
Title:	Vice President

        Confirmed as of the date first written above:

CEPHALON, INC.
By:	/s/ JOHN E. OSBORN
Name:	John E. Osborn
Title:	Senior Vice President, General Counsel and Secretary

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  Exhibit 10.3